Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 28, 2024 and effective as of January 29, 2024 (“Effective Date”), by and between RiskOn International, Inc., a Nevada corporation with an address of 303 Pearl Parkway Suite 200, San Antonio, TX 78215 (the “Company”) and Kayson Pulsipher, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its Chief Financial Officer and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this Agreement, the Company and Executive hereby agree as follows:

1.       Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company's Chief Financial Officer. The rights, duties and responsibilities of Executive shall include the right and duty to manage the day to day financial operations of the Company and such other duties and responsibilities as are consistent with Executive’s position. Executive shall report to the Executive Chairman, the Chief Executive Officer and the board of directors (the “Board”) of the Company.

Executive shall devote a sufficient amount of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries in order to diligently and faithfully perform his duties and responsibilities duly assigned to him pursuant to this Agreement. Executive shall be permitted to carry on additional activities provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined to be inconsistent with the position, standing, stature, reputation or best interests of the Company; nothing in this Section 1, shall prohibit Executive from (a) serving as a director or member of a committee of entities that do not, in the reasonable good faith determination of the Board, compete with the Company or otherwise create, or could create, in the reasonable good faith determination of the Board, a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (c) serving as a director or trustee of any governmental, charitable or educational organization; or (d) engaging in additional activities in connection with personal and/or business investments and community affairs.

2.       Term. The term of this Agreement shall commence on the Effective Date and shall continue through January 28, 2027 (the “Initial Term”) unless earlier terminated in accordance with the provisions hereof, and shall be automatically renewed for successive one (1) year periods (each, a “Renewal Term”) thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least one (1) month prior to the expiration of the Initial Term or any Renewal Term of this Agreement. “Employment Period” shall mean the Initial Term plus Renewal Term, if any.

3.       Place of Employment. Executive's services may, but need not, be performed at the Company's offices at the address in the first paragraph above. The Executive may, beginning on the Effective Date, from time to time perform his duties to the Company at another location or locations, at the discretion of Executive in consultation with the Executive Chairman. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.       Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period a base salary at an annual rate of $250,000 (the “Base Salary”). In addition, the Base Salary as then in effect shall be subject to such further upward adjustments as shall be determined by the Board in its sole discretion. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

5.       Bonuses. During the Employment Period, the Executive shall be entitled to an annual bonus (the “Annual Bonus”) if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”) for earning bonuses which shall be adopted by the Compensation Committee annually. The Annual Bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings. For each year that Executive is employed by the Company, the Annual Bonus shall be 100% of Base Salary upon substantially meeting the budgeted revenues and the budgeted net income or such other criteria established by the Company’s Compensation Committee, and shall be paid pro-rata for performance in excess of such benchmarks, up to a maximum of 300% of Base Salary.

For the avoidance of doubt, if Executive is employed immediately prior to the expiration of the term of this Agreement, he shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment, even if he is not employed by the Company on the date the Annual Bonus is paid for such last year.

In addition to the foregoing, additional bonuses may be awarded by the Compensation Committee. Any such bonus shall be paid by the Company to the Executive promptly after determination that if any targets relate to fiscal period performance having been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid to Executive promptly following the Company’s announcement of earnings. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board.

Further, Executive shall be entitled to a Signing Bonus in the amount of $50,000, which shall be payable on the Effective Date.

Additionally, Executive shall be entitled to an annual bonus of $50,000 per annum payable on each of January 31, 2024, January 31, 2025 and January 31, 2026.

All bonus or other incentive-based or equity-based compensation provided to the Executive shall be subject to the Company’s Clawback Policy for Restatements, which is appended hereto as Annex A.

6.       Equity Awards. The Company shall grant to Executive such equity awards as it deems appropriate, which determination shall be made from determined from time to time by the Board.

7.       Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures. Notwithstanding anything herein or in the Company’s policies and procedures to the contrary, Executive shall be reimbursed for all travel expenses and shall be entitled to travel and lodging not less than business class.

8.       Other Benefits.

(a)       Benefit Plans. During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in the same manner and at the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees.

(b)       Vacation. The Executive shall be entitled to four (4) weeks of vacation (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company. Vacation not taken during a calendar year may be carried forward, with a maximum accrual of eight (8) weeks.

(c)       Vehicle Expense Reimbursement. Executive will be entitled to a vehicle expense allowance in the amount of $1,500 per month.

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(d)       Severance Compensation. Upon termination of Executive's employment (other than upon the expiration of the Term): (i) Executive shall be entitled to receive any earned but unpaid Base Salary through the termination date; (ii) Executive shall be entitled to receive any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and (iii) Executive shall be entitled to receive any accrued but unused vacation time through the termination date. Further, unless the Executive's employment is terminated as a result of his death or Disability or for Cause or Executive terminates his employment without Good Reason, then upon the termination of Executive's employment, the Company shall pay to Executive a severance payment as follows: the Company shall pay Executive (a) an amount equal to six (6) months of Executive's Base Salary (as in effect immediately prior to the termination date), and (b); and a prorated Bonus amount equal to the estimated Annual Bonus generated during the fraction of the year that the Executive has been employed as of the termination date, payable in accordance with standard bonus payment practices of the Company.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Executive Chairman on behalf of the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board and/or the Executive Chairman believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company.

“Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), or (ii) a sale of all or substantially all of the assets of the Company; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company or from any affiliate of the Company, (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company, or (C) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company by, or a merger, consolidation, sale of assets or reorganization with, Ault & Company, Inc., or any of the Company’s other affiliates or related parties.

“Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any six (6) consecutive months.

“Good Reason” shall mean (1) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a diminution of, the duties that he assumed on the Effective Date or the imposition of a requirement that Executive report to any person other than the Board, the Executive Chairman or the Chief Executive Officer; (2) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Financial Officer of the Company and/or functionally equivalent to a subordinate role at the Company, provided, however, for the absence of doubt following a Change of Control, should the Executive cease to retain either the title or responsibilities assumed on the Effective Date, or Executive is required to serve in a diminished capacity or lesser title in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of Executive in such acquiring company, division or unit; (3) material breach by the Company of this Agreement; and (4) the relocation of Executive’s regular office to a location that is more than fifty (50) miles from the Company’s San Antonio or Las Vegas office.

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9.       Confidential Information.

(a)       Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided Confidential Information shall not include information and know how that was known to Executive prior to his employment hereunder, is in or does hereafter become part of the public domain, or becomes known to others through no fault of the Executive. The Executive acknowledges that such Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any Confidential information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder.

(b)       In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, that Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company, and (v) one copy of the Confidential Information in his confidential files to monitor compliance with this Agreement.

10.       Non-Competition and Non-Solicitation. To the fullest extent permissible under applicable law, Executive agrees that both during the term of this Agreement and for a period of two (2) years following termination of this Agreement, Executive shall not take any action to induce employees or independent contractors of the Company to sever their relationship with the Company and accept an employment or an independent contractor relationship with any other business.

(a)       The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a subsidiary, distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 10 shall survive the termination of the Executive’s employment hereunder.

(b)       The Executive hereby agrees and covenants that he shall not, during the Employment Period, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than five percent (5%) of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or equity-linked security position in portfolio companies that are directly competitive with the Company’s products or services; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive's own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and thereafter to the extent described below, within the Territory:

(1)       Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the business of the Company;

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(2)       Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of directly competing with the business of the Company;

(3)       Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)       Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

For purposes hereof, a business shall not be deemed to be in competition with the business of the Company, nor shall any products or services be deemed to compete with those of the Company, unless the Company presently produces, sells or distributes or, has, during the Employment Period, plans to produce, sell or distribute, such products or services.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 10(b) shall continue during the Employment Period following the termination of this Agreement or of the Executive’s employment with the Company (including upon expiration of this Agreement), whichever occurs later; provided, however that, in the event this Agreement or Executive’s employment is terminated by Executive for Good Reason or is terminated by Company without Cause, then the restrictions contained in Section 10(b) shall continue during the Employment Period, and not beyond.

11.       Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

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Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive’s termination occurs plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

12.       Golden Parachute Limitation. If any payment or benefit Executive would receive pursuant to a termination from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two amounts would maximize Executive's after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: reduction of cash payments, cancellation of accelerated vesting of stock awards, and reduction of other benefits. In the event that acceleration of compensation from Executive's equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the termination shall make all determinations required to be made under this Section 12. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the termination, the Company shall appoint a different nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive's right to a Payment is triggered (if requested at that time by the Company or Executive) or at such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

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13.	Miscellaneous.

(a)       The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 9 or Section 10 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 9 or Section 10 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)       Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)       During the term of this Agreement, the Company shall indemnify and hold harmless Executive and his heirs and representatives as provided under the Company’s certificate of incorporation and bylaws.

(d)       This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 6, relevant option agreements shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)       This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)       All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

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(g)       Choice of Law, Jurisdiction and Venue. The corporate laws of the State of New York shall govern all issues concerning this Agreement. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(h)       This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The signatures of both parties need not appear on the same counterpart. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. The parties hereto have executed this Agreement as of the date set forth above.

(i)       The Executive represents and warrants to the Company that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party. The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows]

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IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

RISKON INTERNATIONAL, INC.

By:	/s/ Henry Nisser
Name:	Henry Nisser
Title:	President

EXECUTIVE

By:	/s/ Kayson Pulsipher
Name:	Kayson Pulsipher
Title:	an Individual

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Annex A

RISKON INTERNATIONAL, INC.

DODD-FRANK CLAWBACK POLICY

The Board of Directors (the “Board”) of RiskOn International, Inc. (the “Company”) has adopted this clawback policy (the “Policy”) as a supplement to any other clawback policies in effect now or in the future at the Company to provide for the recovery of erroneously awarded Incentive-Based Compensation from Executive Officers. This Policy shall be interpreted to comply with the clawback rules found in 17 C.F.R. §240.10D and Listing Rule 5608(c) of the Nasdaq Stock Market (the “Exchange”), and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

1. Definitions. 17 C.F.R. §240.10D-1(d) defines the terms “Executive Officer,” “Financial Reporting Measures,” “Incentive-Based Compensation,” and “Received.” As used herein, these terms shall have the same meaning as in that regulation.

2. Application of the Policy. This Policy shall only apply in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. In the event of such an accounting restatement, the Company will recover reasonably promptly the Erroneously Awarded Compensation Received in accordance with this Policy.

3. Recovery Period. The Incentive-Based Compensation subject to clawback is the Incentive-Based Compensation Received by an Executive Officer (1) after beginning service as an Executive Officer and (2) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in section 2, provided that the person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question (whether or not such person is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company). The date that the Company is required to prepare an accounting restatement shall be determined pursuant to 17 C.F.R. §240.10D-1(b)(1)(ii).

(a) Notwithstanding the foregoing, the Policy shall only apply if the Incentive-Based Compensation is Received (1) while the Company has a class of securities listed on the Exchange and (2) on or after October 2, 2023.

(b) See 17 C.F.R. §240.10D-1(b)(1)(i) for certain circumstances under which the Policy will apply to Incentive-Based Compensation Received during a transition period arising due to a change in the Company’s fiscal year.

4. Erroneously Awarded Compensation. The amount of Incentive-Based Compensation subject to recovery under this Policy with respect to each Executive Officer in connection with an accounting restatement described in Section 2 (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid. For Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (1) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and (2) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

5. Recovery of Erroneously Awarded Compensation. The Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that the conditions of paragraphs (a), (b), or (c) below apply. The Board shall determine the amount of Erroneously Awarded Compensation Received by each Executive Officer, shall promptly notify each Executive Officer of such amount and demand repayment or return of such compensation based on a repayment schedule determined by the Board in a manner that complies with this “reasonably promptly” requirement. Such determination shall be consistent with any applicable legal guidance, by the Securities and Exchange Commission (the “SEC”), judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case and the Board is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement.

(a) Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered and the Board has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.

(b) Erroneously Awarded Compensation need not be recovered if recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation and shall provide such opinion to the Exchange.

(c) Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6. Board Decisions. Decisions of the Board with respect to this Policy shall be final, conclusive and binding on all Executive Officers subject to this Policy, unless determined to be an abuse of discretion.

7. No Indemnification. Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation or any claims related to the Company’s enforcement of its rights under this Policy.

8. Agreement to Policy by Executive Officers. The Board shall take reasonable steps to inform Executive Officers of this Policy and obtain their agreement to this Policy, which steps may constitute the inclusion of this Policy as an attachment to any award that is accepted by the Executive Officer.

9. Other Recovery Rights. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement. Without limiting the generality of the foregoing, (i) with respect to Executive Officers, if application of the provisions of any section of the Company’s stock incentive plans, either currently in place or adopted in the future (the “Plan Clawback Provisions”) to any Executive Officer provides that a greater amount of such compensation may be subject to clawback, the Board may, in its sole discretion, elect to apply the Plan Clawback Provisions; and (ii) with respect to other persons employed by or providing services to the Company, this Policy does not limit or supersede the provisions of any section of the Company’s stock incentive plans, either currently in place or adopted in the future, and the Board may elect to apply the Plan Clawback Provisions in the Board’s sole discretion.

10. Disclosure. The Company shall file all disclosures with respect to this Policy required by applicable SEC filings and rules.

11. Amendments. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section 11 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Exchange rule.

[end of policy]

EXHIBIT A

RISKON INTERNATIONAL, INC. DODD-FRANK CLAWBACK POLICY

ACKNOWLEDGMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the RiskOn International, Inc. (the “Company”) Dodd-Frank Clawback Policy (the “Policy”).

By signing this Acknowledgment Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

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